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                                                                   Exhibit 10.51



                              SETTLEMENT AGREEMENT

         THIS AGREEMENT (the "Agreement") is made and entered into as of October 14, 2002 by and between INTEGRATED INFORMATION SYSTEMS, INC., a Delaware corporation (and successor by merger to Integrated Information Systems, Inc., an Arizona corporation) ("IIS"), and COMERICA BANK - CALIFORNIA, a California corporation, on behalf of itself and all of its divisions (collectively, "Comerica"). (IIS, on the one hand, and Comerica on the other hand, shall be referred to herein collectively as the "Parties" and each, as a "Party").


                                    RECITALS

         A. IIS and Comerica are parties to those certain agreements more particularly described on Exhibit A attached hereto (collectively, the "Agreements").

         B. Certain disputes have arisen between IIS and Comerica with respect to the rights and obligations of the Parties under the Agreements and otherwise. On or about August 13, 2002, IIS filed suit against Comerica in the Maricopa County Superior Court, Phoenix, Civil Action No. CV2002-015787 (the "Litigation").

         C. To settle their dispute and avoid the cost, distraction and uncertainty of further litigation, the Parties have decided to settle the claims asserted by IIS against Comerica in the Litigation ("Claims"), as well as any other obligations or potential claims either party may have against the other under the Agreements or otherwise, except for the obligations expressly set forth in this Agreement. By agreeing to this settlement, neither Party admits the validity of the other Party's claims or defenses or threatened claims or defenses.


                                    AGREEMENT

         NOW, THEREFORE, in consideration of the acts, payments, covenants and mutual agreements herein described and agreed to be performed, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, IIS and Comerica do hereby mutually agree as follows:

         1. Definitions.

            1.1 "Approval Contingency" is defined in Section 2.3 of this Agreement.

            1.2 "Liability" means, to the extent based in any way upon or relating in any way to acts, omissions or circumstances occurring or existing (whether known or unknown) before or after the date of this Agreement, any liability, obligation or responsibility of any kind, character or description, regardless of the legal principle or theory upon which the same may be based, whether known or unknown, liquidated or unliquidated, contingent or absolute, accrued or unaccrued, matured or unmatured, insured or uninsured, joint or several, determined or undetermined, determinable or otherwise, and shall include, without limitation, any claim, judgment, litigation, proceeding, damage (including, without limitation, actual, punitive and consequential damages), loss, penalty, strict or other liability in tort, liability for any breach of contract or agreement, civil or criminal violation of law, cost, expense (including, without



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limitation, attorneys' fees and costs), cost of defending any claim, amount or cost of any judgment or settlement.

            1.3 "Person" means any natural person, corporation, company, partnership, association, trust, estate, or other entity or organization, the media, and any governmental representative, agency or authority.

            1.4 "Warrant" means that certain Warrant, issued as of December 18, 1997, by IIS to Imperial Bank, a California banking corporation, predecessor in interest to Comerica, a copy of which is attached hereto as Exhibit B.

         2. Settlement Payment and Termination of Agreements.

            2.1 Payment. Upon execution and delivery of this Agreement and satisfaction of the Approval Contingency, IIS shall pay to Comerica an amount equal to $400,000.00 (the "Settlement Amount") by wire transfer or in other immediately available funds, within three (3) business days after satisfaction of the Approval Contingency. In the event that the Settlement Amount is not paid by the close of business on November 5, 2002, this Agreement shall be terminated automatically.

            2.2 Termination of Agreements.

                2.2.1 Upon execution and delivery of this Agreement, satisfaction of the Approval Contingency and payment of the Settlement Amount, all obligations and liens under the Agreements shall be deemed fully satisfied, discharged and released and the Agreements shall automatically terminate and be of no further force and effect; provided, that notwithstanding any provision of this Agreement to the contrary, the Warrant shall remain in full force and effect according to its terms.

                2.2.2 Upon execution and delivery of this Agreement, satisfaction of the Approval Contingency and payment of the Settlement Amount, Comerica authorizes IIS to complete and file one or more UCC financing statement amendments as may be necessary to terminate any financing statement(s) previously filed which name IIS as the debtor and constitutes IIS its attorney-in-fact and agent to sign the names of Comerica and its predecessors and affiliates to any such financing statements.

            2.3 Approval Contingency. The obligations of IIS under this Agreement are subject to the condition that IIS shall have obtained on or before October 31, 2002 (i) the approval of the IIS Board of Directors of this Agreement; (ii) accounts receivable backed financing or terms and conditions satisfactory to IIS and its lender (the "New Lender") and (iii) acceptance of settlement offers by the major creditors of IIS designated by IIS and the New Lender (the "Approvals and Financing") and shall have notified Comerica in writing that the Approvals and Financing have been obtained (the "Approvals Contingency").

         3. Mutual Release, Indemnity and Covenant Not to Sue. For good and valuable consideration, upon execution and delivery of this Agreement and satisfaction of the Approval Contingency and payment of the Settlement Amount:


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            3.1 Each Party hereby releases, exonerates and forever and unconditionally discharges the other Party and its respective officers, directors, predecessors, successors, employees, representatives, shareholders, attorneys, and assigns from any and all Liability now or hereafter relating to, or arising directly or indirectly out of, the Claims, the Litigation, the Agreements, the relationship between the parties or otherwise, except: (i) for the obligations expressly set forth in this Agreement; and (ii) that Comerica will retain the Warrant.

            3.2 Each of the Parties expressly waives any benefits it may have under Section 1542 of the Civil Code of the State of California which provides as follows:

            "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor,"

and any and all provisions, rights, and benefits of any similar statute or law of Arizona or of any other jurisdiction, to the fullest extent it may lawfully waive such provisions, rights or benefits. The Parties acknowledge that they are aware that they may hereafter discover facts in addition to or different from those which they now know or believe to be true with respect to the subject matter of this Agreement, but it is their intention to and they do hereby fully, finally, and forever settle and release any and all claims encompassed by this Agreement, known or unknown, suspected or unsuspected, claimed or concealed, asserted or unasserted, contingent or noncontingent, which now exist, may hereafter exist, or may heretofore have existed, and without regard to the subsequent discovery or existence of such different or additional facts.

            3.3 No Party will seek recovery of fees, costs or expenses, including without limitation attorneys' fees or costs, against any other Party with respect to this Agreement or the matters that are the subject of this Agreement, each Party to bear its own such fees, costs and expenses. Within five
(5) business days after the execution and delivery of this Agreement by both parties, IIS and Comerica will cause their attorneys to file in the Litigation a stipulation for dismissal with prejudice.

            3.4 Each Party agrees and covenants (i) to indemnify, defend and hold the other Party harmless from any action, proceeding or claim of any kind by any person in any court or agency or before any arbitral or other tribunal in respect of any matter released by such indemnifying Party in this Agreement or any Liability associated therewith, and (ii) to take all necessary actions to ensure that no other person within its direct or indirect control shall assert or commence any action, proceeding or claim of any kind in any court or agency or before any arbitral or other tribunal in respect of any such matter or any Liability associated therewith or to encourage, assist or cooperate with any person pursuing or asserting any such matter.

            3.5 The Parties agree that in entering this Agreement, it is understood and agreed that each Party relies wholly upon its own judgment, belief and knowledge and that no representations or statements regarding the above-mentioned matters or regarding any other matters made by the other Party or the others who are hereby released or by any other person or persons representing them has influenced either Party to any extent whatsoever in entering this Agreement.


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            3.6 Comerica represents and warrants that it has not assigned or subrogated any of the Claims or Agreements or authorized any other person or entity to assert any Claim in its stead or on its behalf.

         4. Confidentiality. The Parties shall maintain in confidence and shall not disclose the existence or terms of this Agreement or any of the facts and circumstances surrounding this Agreement, including without limitation those concerning or related to the Claims and the Litigation, to any person other than as required by applicable law or with the prior written consent of the other Party; provided, that IIS may disclose this Agreement to its lenders and auditors. However, this Confidentiality clause shall not prohibit the parties from abiding by subpoenas or other forms of legal process, including regulatory inquiries from governmental bodies.

         5. No Admission. The Parties agree that this Agreement and the terms and conditions hereof, may never be construed as a confession or admission of liability by either Party in any suit or proceeding or admitted into evidence against either Party, except in any litigation arising out of this Agreement.

         6. Remedies. Except as expressly stated herein, this Agreement is fully effective upon execution and delivery by the parties. Except as expressly stated herein, this Agreement is not dependent upon and may not be defeated by any further performance or non-performance of any obligations, conditions, covenants, promises, warranties or similar undertakings to be performed or not to be performed in the future by the parties. Except as expressly stated herein, the breach of any such duties or this Agreement (other than payment of the Settlement Amount) shall give rise only to a cause of action for that breach and shall not reinstate the Claims released, or the Agreements terminated, under this Agreement.

         7. Successors and Assigns. This Agreement is and shall be binding upon
(i) the officers, directors, successors and assigns of each Party, (ii) each past, present, direct or indirect parent, subsidiary, division or affiliated entity of each Party, and (iii) each past or present agent, representative or shareholder of the respective Parties.

         8. Governing Law. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Arizona, disregarding any conflicts of law provision which may otherwise require the application of the law of another jurisdiction.

         9. Counterparts. This Agreement may be executed in counterparts, including by telecopy signatures, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

         10. Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof. This Agreement shall not be terminated, altered, amended, modified or otherwise changed by any oral communications of any kind or character, or by any written communication, unless signed by a duly authorized representative of each of the Parties.


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         11. Notices. Any notices that may be required under this Agreement shall be in writing, shall be effective on the earlier of the date when received, the date of telecopy machine confirmation, or the third day following mailing, and shall be given by personal service, by certified or registered mail return receipt request, or by telecopy, with machine confirmation of receipt, to the addresses set forth below, or to such other addresses as may be specified in writing to all parties hereto.

                  If to IIS:


                           1480 South Hohokam Drive
                           Tempe, Arizona 85281
                           Attn: Mark Rogers
                           Facsimile (480) 317-8010

                  With a copy to:

                           Osborn Maledon, P.A.
                           2929 N. Central Ave., Suite 2100
                           Phoenix, Arizona 85012-2794
                           Attn: William M. Hardin, Esq.
                           Facsimile: (602) 640-9050

                  If to Comerica:

                           Comerica Bank - California
                           9220 South La Cienega Blvd., Suite 623
                           Inglewood, California 90301
                           Attn: Gary Irick
                           Facsimile: (310) 338-6160

                  With a copy to:

                           Quarles & Brady Streich Lang, LLP
                           Two North Central
                           Phoenix, Arizona 85004
                           Attn: John R. Clemency
                           Facsimile: (602) 229-5412

         12. Additional Acts and Documents. Each Party hereto agrees promptly to do all such things and take all such actions, and to make, execute and deliver such other documents and instruments (including, but not limited to UCC termination statements), as shall be reasonably requested to carry out the provisions, intent and purpose of this Agreement.

         13. Authority. Each party warrants that any person executing this Agreement on its behalf has the full authority to do so.


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         IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their duly authorized representatives with effect from the date first set forth above.

                                            INTEGRATED INFORMATION SYSTEMS, INC.


                                            By:  /s/ Mark N. Rogers
                                            Name:  Mark N. Rogers
                                            Title:  SVP, General Counsel


                                            COMERICA BANK - CALIFORNIA


                                            By:  /s/ Gary Irick
                                            Name:  Gary Irick
                                            Title:  Vice President











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